Exhibit (10)

Standard Retainer/Meeting Fee Arrangement for Non-Employee Directors

Effective July 1, 2004, Owens Corning’s Compensation Committee amended the standard retainer/meeting fee arrangement for non-employee Directors to provide as follows:

•	An annual retainer of $100,000 for Directors

•	An additional annual retainer of $7,500 for Chairmen of Board Committees

•	Meeting fees of $1,500 per meeting of a Board Committee

•	No meeting fees for meetings of the Board of Directors

•	A fee of $1,500 for each day’s attendance at other functions at which Directors are requested to participate